                                                                     Exhibit 4.8

[*] =Certain confidential information contained in this exhibit, marked by brackets with asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                                                    CONFIDENTIAL

                    LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT

                                     BETWEEN

                                 MCNEIL PDI Inc.

            (acting through its MCNEIL Consumer Healthcare division)

                                       AND

                   IMI INTERNATIONAL MEDICAL INNOVATIONS INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I       DEFINITIONS...............................................    2

ARTICLE II      DEVELOPMENT OF THE PRODUCT................................    8

ARTICLE III     LICENSE GRANTS, EXCLUSIVITY, AND FUTURE RIGHTS............   10

ARTICLE IV      PAYMENTS AND REPORTS......................................   11

ARTICLE V       GOVERNMENT AUTHORIZATIONS.................................   13

ARTICLE VI      SUPPLY REQUIREMENTS.......................................   14

ARTICLE VII     MANUFACTURE...............................................   19

ARTICLE VIII    PURCHASE PRICE............................................   22

ARTICLE IX      PACKAGING AND LABELING....................................   24

ARTICLE X       INSPECTION................................................   25

ARTICLE XI      WARRANTIES AND INDEMNITIES................................   26

ARTICLE XII     INSURANCE.................................................   29

ARTICLE XIII    PRODUCT RECALLS...........................................   30

ARTICLE XIV     PATENTS AND TRADEMARKS....................................   30

ARTICLE XV      CONFIDENTIALITY...........................................   33

ARTICLE XVI     CONTRACTUAL RELATIONSHIP..................................   36

ARTICLE XVII    TERM AND TERMINATION......................................   36

ARTICLE XVIII   MISCELLANEOUS PROVISIONS..................................   39


Appendix A - Clinical Development Program
Appendix B - Consumer Product Development Program
Appendix C - Licensed Patents
Appendix D - IMI Trade Marks
Appendix E - Professional Product Specifications
Appendix F - Stability Test Program
Appendix G - Royalty Report
Appendix H - Sales Forecast
Appendix I - Quality Control Procedures
Appendix J - J&J Corporate Quality Systems Regulations
Appendix K - Price Schedule for X-Rite Reader
Appendix L - Statement of Non-Conformity
Appendix M - Returned Goods and Authorization Form

                    LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT

THIS AGREEMENT is made effective the 9/TH/ day of May 2002 by and between IMI International Medical Innovations Inc., a Canadian corporation, having its principal place of business at Suite 300, 4211 Yonge Street, Toronto, Ontario, M2P 2A9, Canada ("IMI") and McNeil PDI Inc., a Canadian corporation, having its principal place of business at 768 Herbert Street, Desbiens, Quebec, Canada (acting through its McNEIL Consumer Healthcare division on behalf of McNeil PDI Inc.) ("MCNEIL").

A. IMI has developed a cardiac risk predictor that measures skin cholesterol (a novel and independent predictor for Coronary Artery Disease), and a test for use by trained medical personnel and/or trained healthcare workers was approved for sale in Canada January 29, 2001 (and a test for consumer use without the intervention of medical practitioners is currently under development).

B. MCNEIL has experience and expertise in marketing, sales and supply chain management for manufacturing and assembling medical products.

C. MCNEIL desires to jointly develop with IMI and market certain cardiac risk predictors, for both professional and consumer markets.

D. IMI desires to have manufactured and supply to MCNEIL such cardiac risk predictors, at least for an initial period, and MCNEIL desires to have IMI have manufactured and supply to MCNEIL such cardiac risk predictors, at least for an initial period.

                                    ARTICLE I

                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

1.1 All currency used in this Agreement shall be denominated in Canadian Dollars, unless specifically identified otherwise.

1.2 "Affiliate(s)" shall mean any company(ies) or other legal entity(ies) directly or indirectly controlling, controlled by, or under common control with a respective party. For purposes of this definition, "control" shall mean possession of the power to direct or cause the direction of the management and policies of the company or other legal entity, whether pursuant to the ownership of at least 50% of its voting securities, by contract, or otherwise.

1.3 "Annual Sales" shall mean the Net Sales in a calendar year.

1.4 "Business Day" shall mean any day other than a Saturday, Sunday or any day that is a national, provincial, municipal or civic holiday in Toronto, Ontario, Canada.

1.5 "Clinical, Development Program" shall mean the program described in Appendix A.

1.6 "Confidentiality Agreement" shall mean the confidentiality agreement of December 7, 2000, between IMI and MCNEIL, which is herein incorporated by reference.

1.7 "Consumer Product Development Program" shall mean the program described in Appendix B.

1.8 "Effective Date" shall mean the date first written above.

1.9 "Field" shall mean and include the following to the extent that they relate exclusively to systems measuring skin cholesterol:

    1.9.1 "Consumer Field" shall mean the field of diagnosing, predicting and monitoring of cardiac risk utilizing systems that are approved by the applicable governmental regulatory authorities for use by individuals without supervision by a licensed medical practitioner and that are directly marketed to public consumers, other than the Nutraceutical Field, as described below;

     1.9.2 "Nutraceutical Field" shall mean the field of diagnosing, predicting and monitoring of cardiac risk utilizing systems that are approved by the applicable governmental regulatory authorities for use by individuals without supervision by a licensed medical practitioner and that are directly marketed to public consumers in association or combination with a nutraceutical, vitamin, nutritional supplement, health food or similar product;

     1.9.3 "Laboratory Field" shall mean the field of diagnosing, predicting and monitoring of cardiac risk utilizing systems that are approved by the applicable governmental regulatory authorities for use under the supervision of trained medical personnel and/or trained healthcare workers and that are operated in an outpatient clinic, medical laboratory, patient collection center associated with a laboratory, hospital laboratory or similar venue providing laboratory services;

     1.9.4 "Professional Field" shall mean the field of diagnosing, predicting and monitoring of cardiac risk utilizing systems that are approved by the applicable governmental regulatory authorities for use under the supervision of a licensed medical practitioner, other than the Laboratory Field, as described above;

     1.9.5 "Other Medical Field" shall mean the field of diagnosing, predicting and monitoring of cardiac risk utilizing systems that are approved by the applicable governmental regulatory authorities for use in all fields other than the Consumer, Nutraceutical, Laboratory and Professional Fields.

1.10 "Key Cardiologists" shall mean medical practitioners that are, in MCNEIL's sole determination, opinion leaders among cardiologists, endocrinologists, lipidaemiologists and/or general practitioners with a cardiology practice in Canada.

1.11 "Licensed Fields" shall mean the Consumer, Nutraceutical, Professional and Other Medical Fields defined above.

1.12 "Licensed Patents" mean (i) the patents and patent applications (and patents granted therefrom) owned or controlled by IMI at the date hereof set forth and as described in Appendix C; and (ii) any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations, supplementary protection certificates or foreign counterparts of any of the foregoing; and (iii) any and all patents and patent applications owned or controlled by IMI with the right to sublicense (now or in the future) which contain claims, the practice of which would infringe the claims of a patent or patent application included in i) or ii), to the extent that the foregoing are used in and solely for the purposes of the Licensed Technology.

1.13 "Licensed Product" means any cardiac risk prediction system which measures skin cholesterol in the Licensed Fields (or any component thereof) which would infringe a Valid Claim of any Licensed Patent, but for the license granted in this Agreement. Licensed Product includes:

     1.13.1 "Consumer Product", which is a cardiac risk prediction system (or component thereof) which is marketed in the Consumer Field or Nutraceutical Field; and

     1.13.2 "Professional Product" which is a cardiac risk prediction system (or component thereof) which is marketed in the Professional Field or Other Medical Field.

1.14 "Licensed Technology" means a cardiac risk predictor system exclusively employing a test that measures skin cholesterol by measuring color changes after application of an indicator component.

1.15 "Licensed Know-How" means the trademarks identified in Appendix D hereto together with any and all present and future inventions, improvements, discoveries, claims, formulae, processes, data, trade secrets, software, technologies, and know-how that are owned or controlled or licensed (to the extent that such are freely sub-licensable without consent or consideration of any kind by any third party) by IMI the practice of which would infringe any Licensed Patents and which are i) incorporated in the manufacture, use or sale of Licensed Products or ii) claimed or disclosed in any patent or patent application included in Licensed Patents.

1.16 "Manufacturer's Cost" shall mean the total monies and other consideration paid by IMI to its suppliers, contractors, and/or subcontractors for the Licensed Product that is supplied to MCNEIL (including all costs incurred by IMI to unaffiliated third parties in connection with the importation, sale and shipment or delivery of Licensed Products to MCNEIL as contemplated herein) less the following amounts (i) discounts, rebates, or trade allowances actually allowed or granted to IMI in connection with the Licensed Products (other than discounts associated with early or prompt payment) and (ii) credits or allowances actually granted to IMI upon claims (including, without limitation, claims for destroyed goods) or returns in connection with the Licensed Products, regardless of the party requesting the return.

1.17 "Net Sales" shall mean the total of (a) all amounts billed, invoiced, or received (whichever occurs first) for sales or other transfers by (and includes the fair market value of all non-cash consideration received by) MCNEIL and its Affiliates and sublicensees from the sale or other transfer of Licensed Product to third parties and (b) all cash and non-cash consideration

(valued at the fair market value thereof) received by MCNEIL and its Affiliates in respect of issue fees, maintenance fees, option payments, milestone payments, and similar non-royalty payments made by sublicensees on account of sublicenses pursuant to this Agreement from the sublicensing of some or all of the Licensed Patents and the Licensed Know-How or any grant of rights in connection therewith, less the following amounts (i) discounts, rebates, or trade allowances actually allowed or granted in connection with the Licensed Products,
(ii) credits or allowances actually granted upon claims (including, without limitation, claims for destroyed goods) or returns in connection with the Licensed Products, regardless of the party requesting the return, (iii) 2% of the total monies received by MCNEIL and its sublicensees from the sale of Licensed Product to independent third parties for freight and distribution charges paid for delivery, and (iv) sales taxes or other governmental charges (including GST) levied on or measured by the invoiced amount whether absorbed by the billing or the billed party.

     1.17.1 In the event that the Licensed Products are sold as part of a combination product, the Net Sales of the Licensed Products, for the purposes of determining royalty payments shall be determined by multiplying the Net Sales (as defined in this definition) of the combination product, on a per product basis, by the fraction A/(A + B), where A is the average sales price of the Licensed Product over the prior 12 month period when sold separately in finished form and B is the average sales price of the other product(s) over the same 12 month period sold separate in finished form. In the event that such average sales price cannot be determined for both the Licensed Products and other product(s) in combination, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the combination products, on a per product basis, by the fraction C/(C + D), where C is MCNEIL's Purchase Price (as defined in Section 8.1 hereof) of the Licensed Products and D is the cost of goods of the other product(s), determined in accordance with the method of accounting normally employed by MCNEIL in computing cost of goods.

     1.17.2 In the event of (i) a sale or transfer of any Licensed Products by MCNEIL, including a sale or transfer to an Affiliate, which are not intended for commercial use and which are not to be sold to third parties or (ii) the use by MCNEIL or any of its Affiliates of any Licensed Products which have been acquired, such Licensed Products shall for the purposes of calculating Net Sales be deemed to have been sold to third parties at a price equal to the lesser of (i) ***** (ii) ***** (as defined in Section
     8.1 hereof). Notwithstanding the foregoing, the provision of Licensed Products as samples in a manner and in quantities consistent with customary industry practice shall not be deemed to amount to a Net Sale of such Licensed Products.

     1.17.3 For the purposes of the determination of Net Sales for a particular sale, such sale shall be deemed to be invoiced at the earlier of (i) the date of the actual invoice in respect of such sale and (ii) the date of shipment of the Licensed Products to a customer.

1.18 "Specifications" shall mean, in respect of a particular Licensed Product, the specifications for the Licensed Product and/or the imprinting and bulk packaging thereof including physical, quality analysis and assurance, test methodologies, bulk packaging, handling, shipping and other standards, instructions and procedures for the Licensed Product and its Raw Materials. All Specifications and any changes agreed to by the parties from time to time shall be in writing. The current Specifications with respect to the Professional Product (in its currently intended embodiment) are attached hereto as Appendix E.

1.19 "Stability Test Program" shall mean the program described in Appendix F.

1.20 "Territory" shall mean Canada and its territories and possessions.

1.21 "Valid Claim" means a claim in any unexpired, issued patent within the Licensed Patents which has not been held invalid or unenforceable by a nonappealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer, dedication to the public or otherwise.

                                   ARTICLE II

                           DEVELOPMENT OF THE PRODUCT

2.1 IMI will work with MCNEIL as herein set out in an effort to commercialize Licensed Product in the Professional Field. At MCNEIL's expense, IMI agrees to conform Licensed Product, including without limitation software, to reflect MCNEIL's trademarks and commercially reasonable packaging, product format, and labeling requirements. IMI will conduct research and development as herein set out to work towards the development of a commercially salable Licensed Product in the Consumer Field.

     2.1.1 IMI will conduct the Clinical Development Program as described in Appendix A. The data generated by this program is intended to be sufficient to support and/or investigate product claims, product indications, and/or market positioning, as appropriate. The data generated is intended to be used in preparing submissions by IMI to gain governmental regulatory approvals in the Territory relating to a Licensed Product in the Professional Field.

     2.1.2 IMI will conduct the Consumer Product Development Program as described in Appendix B. The data generated by this program is intended to provide support for and/or investigate product claims, product indications, and/or market positioning of a Licensed Product in the Consumer Field, as appropriate. The data generated is intended to be used in preparing submissions by IMI to gain governmental regulatory approvals in the Territory relating to a Licensed Product in the Consumer Field.

2.2 IMI shall bear all of its costs related to the Clinical Development Program and the Consumer Product Development Program, including without limitation the portions of such program which relate to the consumer delivery system(s) for a Consumer Product, testing technology(ies) and related computer software to meet specifications mutually agreed upon by IMI and MCNEIL.

2.3 Either IMI or MCNEIL may suggest changes to the scope, activities, direction or sequence of the research and development, including without limitation product design goals, specifications, and schedules, which shall be effected upon mutual agreement of the parties.

2.4 Prior to and (with the exception of Section 2.4.1 hereof) after the launch of a Licensed Product in any applicable Licensed Field, MCNEIL agrees to perform the following activities and services:

     2.4.1  *****

     2.4.2  *****

     2.4.3  *****

     2.4.4  *****

     2.4.5  *****

2.5 After the launch of a Licensed Product in the Professional Field, MCNEIL agrees to perform the following activities and services:

     2.5.1  *****

     2.5.2  *****

     2.5.3  *****

                                  ARTICLE III

                 LICENSE GRANTS, EXCLUSIVITY, AND FUTURE RIGHTS

3.1 For the term of this Agreement, IMI hereby grants to MCNEIL the exclusive right and license in the Licensed Fields under the Licensed Patents and Licensed Know-How to use, sell and have sold products. processes and/or apparatus embodying the Licensed Patents and/or Licensed Know-How in the Territory. MCNEIL may grant sublicenses of such rights, subject to IMI's prior written approval. IMI's approval will be deemed granted unless it provides written objection within fifteen (15) Business Days of MCNEIL's written notification of its desire to grant a particular sublicense. MCNEIL shall not use or sublicense any rights granted hereunder or offer any Licensed Products to any person whom MCNEIL has reason to believe will use such rights or Licensed Products outside of the Territory.

3.2 IMI hereby grants to MCNEIL a non-assignable option to an exclusive license in the Laboratory Field in the Territory, exercisable by written notice to IMI of such exercise prior to the first anniversary of the Effective Date (subject to payment by MCNEIL to IMI of a one-time fee of one hundred thousand dollars ($100,000.00) within ten (10) days of providing such notice to IMI). Upon due and timely payment of such one-time fee, the Licensed Fields, as defined in
Section 1.11 above, will be deemed to include the Laboratory Field, and the Licensed Products, as defined in Section 1.13 above, will be deemed to include a cardiac risk prediction device or component thereof developed for and intended for sale in the Laboratory Field, provided that such inclusions shall not obligate IMI to develop any Licensed Product independent of any existing Consumer Product or Professional Product. In the event of MCNEIL's exercise of such option, it shall perform similar activities and services as those outlined in Sections 2.4 and 2.5 hereof in connection with the Laboratory Field.

3.3 Subject to the provisions of Article XV hereof, and solely for the purposes of obtaining marketing data for use in Canada., IMI hereby consents to MCNEIL reviewing and testing the Licensed Product for use in the Professional Field and the concept relating thereto (including, without limitation, the pharmaco-economic model associated therewith) in the United States solely as a basis for discussions with a U.S. third party health management organization. Notwithstanding the foregoing, no disclosure shall be made without the prior written approval of IMI and on terms which IMI determines in its sole discretion appropriately protect its proprietary interests.

3.4 If, at any time during the term of this Agreement, MCNEIL has a desire to obtain a license, as otherwise described in this Article III but outside of Territory, MCNEIL shall have the right to enquire about such license from IMI. If IMI has not, at the time of MCNEIL's enquiry, already licensed the desired rights to a third party or unless IMI otherwise considers that it is not in IMI's best interests to engage in such discussions, IMI will enter into discussions with MCNEIL concerning such license (provided that nothing herein contained shall in any way limit IMI's right and ability to terminate any such discussions at any time for any reason).

                                   ARTICLE IV

                              PAYMENTS AND REPORTS

4.1 As consideration for the rights granted herein by IMI to MCNEIL, MCNEIL hereby agrees to make the following payments to IMI:

     4.1.1 MCNEIL will pay a royalty to IMI on the Net Sales of Licensed Product at one of the following rates:

           (a)  *****

           (b)  *****

          (c)  *****

     *****

     4.1.2 MCNEIL will make the following one-time milestone payments to IMI based on the combined Net Sales of all Licensed Product:

          (a)  ***** after the Annual Sales first exceed *****

          (b)  ***** after the Annual Sales first exceed *****

          (c)  ***** after the Annual Sales first exceed *****

          (d)  ***** after the Annual Sales first exceed *****

     *****

     4.1.3 MCNEIL will make the following one-time milestone payments to IMI based on the Net Sales of Consumer Products:

          (a)  ***** after the Annual Sales first exceed *****

          (b)  ***** after the Annual Sales first exceed *****

     *****

4.2 MCNEIL shall keep true and accurate records and books of account containing all data reasonably required for the computing of and verification of the Net Sales and payments to be made in accordance with this Article. Such records shall be retained for at least the period of time that documentation must be preserved in accordance with the requirements and guidelines of applicable government authorities (but in no event less than seven years) and shall be available during normal business hours for inspection by IMI's agents on its behalf for the sole purpose of verifying the amount of payments to be made hereunder. In the event that any such inspection shows an under-reporting and underpayment for any three month period, then MCNEIL shall pay such amount to IMI. In the event that any such inspection shows an over-reporting and overpayment for any three month period, then MCNEIL shall reduce any then current payments owed to IMI by such amount. In the event that any such inspection shows an under-reporting and underpayment in excess of five percent for any three month period, then IMI shall also be entitled to be reimbursed for the cost of the inspection. Within fifteen (15) days following each quarterly period of a calendar year during which royalties are due under this Agreement, MCNEIL shall render to IMI the written report attached as Appendix G which sets forth the amount of royalties due and payable based on sales of such Licensed Products during such calendar quarter, and MCNEIL shall, upon rendering such report, remit to IMI the amount of royalties shown thereby to be due.

                                   ARTICLE V

                            GOVERNMENT AUTHORIZATIONS

5.1 IMI shall conduct the Consumer Product Development Program in accordance with Section 2.1.2 hereof.

5.2 Notwithstanding the previous section, MCNEIL shall have the right to participate with IMI in communications with the governmental health authorities in the Territory for all issues relating to a Licensed Product. Therefore, IMI shall promptly provide copies to MCNEIL of all correspondence received from any governmental health authorities in the Territory relating to any Licensed Product and shall consult with MCNEIL prior to responding to any such correspondence and prior to initiating any other communications with any governmental health authorities in the Territory relating to any Licensed Product.

5.3 Under terms of this Agreement MCNEIL will have the responsibility of communicating with consumers and the health care profession and some of these communications may relate to complaints related to the Licensed Products. MCNEIL agrees to provide notice of any complaint relating to the Licensed Products to IMI within 72 hours of the receipt of such complaint, confirmed in writing within fifteen (15) days of the receipt of such complaint. IMI agrees to provide written notice of any complaints relating to the Licensed Products that it may receive to MCNEIL within 72 hours of the receipt of such complaint, confirmed in writing within fifteen (15) days of the receipt of such complaint. IMI agrees to undertake all actions necessary to comply with regulatory and legal requirements relating to the Licensed Products arising from the complaints to the extent that IMI determines that the complaints are justified. Should MCNEIL, in MCNEIL's sole discretion, deem further actions necessary, IMI agrees to cooperate with MCNEIL and to allow MCNEIL to make any notification MCNEIL in its sole discretion deems appropriate to any governmental agency. Should IMI, in IMI's sole discretion, deem further actions necessary, MCNEIL agrees to cooperate with IMI and to allow IMI to make any notification IMI in its sole discretion deems appropriate to, or make any response required of, any governmental agency. Following these actions, MCNEIL will have the responsibility of communicating with consumers and the health care profession. Unless otherwise required by law, each of IMI and MCNEIL will consult with one another with respect to the form and substance of all communications contemplated in this Section.

                                   ARTICLE VI

                               SUPPLY REQUIREMENTS

6.1 During the term of this Agreement in the Territory, and subject to the provisions of this Article VI, IMI shall have manufactured for and supply to MCNEIL, all of the Licensed Product as may be required of IMI by MCNEIL, and MCNEIL shall purchase all of its requirements for the Licensed Product from IMI, all of which shall be manufactured in accordance with their respective Specifications.

     6.1.1 In the event that IMI is unable to supply all of the Licensed Product as may be required by MCNEIL from the manufacturing facilities as referred to in Section 7.1 because of either: (i) a force majeure as detailed in
     Section 19.8, which force majeure continues uninterrupted for a period in excess of ninety (90) days; and/or (ii) a failure to meet binding estimates for expected purchases of Licensed Product pursuant to the forecasts provided pursuant to Section 6.3 hereof for a consecutive three (3) month period, IMI hereby grants to MCNEIL and its Affiliates under Licensed Patents and Licensed Know-How, a license, with the right to grant sublicenses, to make, have made, and use Licensed Product anywhere in the world solely for sale in the Territory only for that period of time during which the force majeure and/or production limitations continue to exist and only to the extent necessary to meet any binding estimate for such expected purchases pursuant to such forecasts, after which such license shall immediately terminate (and, for greater certainty, MCNEIL shall be entitled to sell or otherwise distribute such levels of inventories of such Licensed Product). For greater certainty, the parties acknowledge that such license grant shall not be operative in connection with any failure by IMI to meet revised projections for formerly binding estimates provided pursuant to succeeding forecasts. Subject to Section 10.3, IMI shall reimburse any extra costs paid to third parties that MCNEIL shall incur as a result of IMI's failure to supply MCNEIL's required quantities of Licensed Product.

     6.1.2 In the event that MCNEIL believes that:

           (i) one or more components of any Licensed Product may be obtained at an appropriate quality level for a lower price than supplied through IMI, or

           (ii) the supply of any Licensed Product or one or more components of any Licensed Product may be improved through sources other than through IMI's suppliers;

     and MCNEIL identifies to IMI a potential supplier (the "Alternate Supplier") anywhere in the world which is satisfactory to IMI and which is able to manufacture Licensed Product or such components, as the case may be, in accordance with the Specifications, then provided that the obtaining of such components would not have an effect on the regulatory approval relating to the marketing of such Licensed Product, IMI may enter into a supply agreement with the Alternate Supplier on terms and conditions satisfactory to IMI and MCNEIL.

           6.1.2.1 MCNEIL shall reimburse IMI for all costs paid to third parties in connection with entering into supply arrangements with the Alternate Supplier and in connection with verifying that the Alternate Supplier will be able to manufacture in accordance with the Specifications and that such arrangements will not effect any governmental or regulatory approvals obtained or required to be obtained to market such Licensed Product (or, if they will affect such approvals, that such approvals may be obtained on reasonable terms if the Alternate Supplier supplies the Licensed Product), and shall indenmify and hold IMI harmless from all liabilities and obligations arising under such supply arrangements relating to any payments which IMI shall be required to make in connection therewith relating to obtaining such supply (including, without limitation, any up-front payments and any minimum quantities which must be purchased).

           6.1.2.2 Notwithstanding anything contained in this Agreement, IMI shall have no liability to MCNEIL as a result of any breach or non-performance of an Alternate Supplier that provides Licensed Products or otherwise in respect of any Licensed Products supplied by the Alternate Supplier unless (i) IMI shall have expressly agreed in writing with MCNEIL that the provisions of this Section 6.1.2.2 and the indemnification (and hold harmless) provisions of Section 6.1 .2.1 shall not apply or (ii) IMI has contracted with the Alternate Supplier on an exclusive basis for the supply of Licensed Products.

6.2  *****

6.3 Prior to the beginning of the first full calendar month following the execution of this Agreement, and thereafter by the ***** Business Day of each succeeding calendar month, MCNEIL shall provide IMI with an estimate of and commitment for its expected purchases of each Licensed Product in each of the following twelve (12) months, which forecast shall be non-binding in respect of *****. Each succeeding forecast shall revise any preceding forecasts (but shall not amend any month in respect of which there was a binding commitment except with the consent of IMI). To the extent that any succeeding forecast reflects revised increased projections for purchases for a month for which a binding estimate has already been given through a prior forecast, IMI shall use commercially reasonable efforts to meet such increased demand but shall have no liability to MCNEIL if it is unable for any reason to do so. The form of estimate and commitment of MCNEIL with respect to the Licensed Product is attached as Appendix H hereto. Notwithstanding anything contained herein, IMI shall have no liability to MCNEIL in respect of the failure to deliver Licensed Product in respect of which a binding commitment has not been made by MCNEIL hereunder. All forecasts and commitments by MCNEIL shall be subject to the provisions of Section 6.4 hereof.

6.4 MCNEIL shall place purchase orders for the Licensed Product with IMI from time to time in accordance with the amounts committed under Section 6.3, specifying the quantities of the Licensed Product desired, and the place(s) to which and the manner and dates by which, shipment is to be made; said shipment dates to be no less than thirty (30) days from the purchase order date. IMI agrees to use commercially reasonable efforts to fulfill purchase orders, including such as may be in excess of the forecast amounts which are binding pursuant to Section 6.3, but shall have no obligation to accomplish such fulfillment beyond such binding forecast amounts. Should the purchase orders, in any given period, exceed the forecast amounts which are binding pursuant to
Section 6.3, the parties will jointly undertake commercially reasonable activities to attempt to fulfill such requirements. MCNEIL shall be responsible for making all commercially reasonable arrangements necessary associated with delivery of Licensed Products and/or the components thereof after such items are available for pick-up at the site of manufacture thereof.

6.5 Subject to the foregoing provisions of this Article VI, IMI shall satisfy all purchase orders by shipment of all ordered Licensed Product, no later than the shipment dates provided in MCNEIL's purchase orders to the place(s) and in the manner directed by MCNEIL.

6.6 As of the time of delivery by IMI, the Licensed Product will conform to the Specifications.

6.7 IMI and its selected manufacturer shall perform quality control tests and assays, as appropriate and set out in Appendix I, on all packaging, raw materials and finished Licensed Product or portions thereof, in accordance with the Specifications, and IMI's and its selected manufacturer's customary procedures. IMI and its selected manufacturer shall prepare and maintain, as hereinafter contemplated, batch records and a retained sample, properly stored, from each lot or batch of Licensed Product or portions thereof manufactured, sufficient to perform quality control tests specified in the Specifications at least twice; the obligation in the foregoing sentence shall apply:

     (a) in respect of the Reader, for the duration of the then-projected useful life of the Reader; and

     (b) in respect of all other components of the test kits, samples shall be maintained until the expiry date of the particular samples and batch records shall be maintained for ***** thereafter.

A copy of the certificate of analysis shall be provided to MCNEIL with each batch or lot shipped to MCNEIL.

6.8 All Licensed Product, from the time it is available to be shipped by IMI or on its behalf in accordance with the purchase orders, shall have a remaining shelf life of not less than *****, provided, however, that IMI shall undertake research and development with a view to increasing such shelf life.

6.9  *****

                                   ARTICLE VII

                                   MANUFACTURE

7.1 In the manufacture of the Licensed Product for MCNEIL, IMI shall ensure compliance, by itself and its suppliers and subcontractors, with all applicable US FDA and J&J Corporate Quality Systems Regulations as outlined in Appendix J and all applicable federal, provincial and local government and regulatory requirements (including, without limitation, safety and environmental requirements) and all applicable Specifications. IMI agrees to keep exact, true and complete records of the supply of the Licensed Product to MCNEIL and IMI agrees to require that its suppliers keep exact, true and complete records of the manufacture and supply of the Licensed Product to MCNEIL, which shall at all reasonable times, and upon reasonable notice be available for examination, audit and copying by MCNEIL and its representatives. IMI shall have the Licensed Product manufactured at its suppliers plants located in Diagnostic Chemicals Limited, Charlottetown, Prince Edward Island, Canada and X-Rite Incorporated, Grandville, Michigan, USA. or such other manufacturers selected by IMI and which are satisfactory to MCNEIL, acting reasonably.

7.2 In the event MCNEIL and IMI mutually determine to amend the Specifications in any respect, IMI shall use its reasonable commercial efforts to implement such amendments through its suppliers (and, if considered commercially reasonable and if such suppliers are unwilling or unable to implement such amendments, then the parties will mutually consider changing suppliers or further modifying the Specifications in a manner which may be implemented through the existing suppliers), or such other amendments as may be mutually agreed to by the parties. If any such amendments are requested by MCNEIL, MCNEIL shall be responsible for reimbursing IMI for all costs associated therewith. Except as contemplated in Section 9.1, IMI and MCNEIL shall agree on all amendments to the Specifications.

7.3 MCNEIL shall have the right, at its own expense, to inspect at all reasonable times during normal business hours, and on reasonable prior notice to IMI and the manufacturer, as applicable, the operations and facilities of IMI and its suppliers in which the Licensed Product is manufactured, packaged, inspected, tested, labeled, stored or shipped; provided, that IMI or such supplier may refuse entry to areas where products of other customers are being manufactured, inspected or packaged, in order to fulfill its obligations of confidentiality to these customers. IMI agrees to comply with MCNEIL's reasonable requests and to ensure that its suppliers comply with MCNEIL's reasonable requests to modify plant conditions, policies or practices, to conform said conditions, policies or practices to all applicable regulatory requirements and all Specifications.

7.4 IMI and MCNEIL agree to permit and fully cooperate with, and to require its suppliers to permit and fully cooperate with, any inspections by federal or provincial regulatory representatives of the facilities used to manufacture or store Licensed Product. IMI shall notify MCNEIL immediately when the inspection is scheduled, allow representatives of MCNEIL to be present at such inspection and report the results of any such inspection relating to the manufacture of Licensed Product to MCNEIL. IMI further agrees to comply with and require its suppliers to comply with all required modifications as may be necessary to conform to all applicable regulatory requirements.

7.5 IMI shall, and shall require its supplier to, conduct regular stability tests of chemical components and finished goods of the Licensed Product pursuant to the Stability Test Program (Appendix F) and to provide written stability reports in compliance with such test program to MCNEIL within one month of the conclusion of each calendar year. IMI agrees to initiate and pursue an ongoing stability program with the objective of extending the shelf *****. IMI shall promptly notify MCNEIL of any batch of Licensed Product or component thereof that fails to meet any minimum standard set out in such Test Program.

                                  ARTICLE VIII

                                 PURCHASE PRICE

8.1 MCNEIL shall purchase from IMI and IMI shall sell to MCNEIL all of the Licensed Product as may be ordered by MCNEIL at a price (the "Purchase Price") equal to the amount which results when the Multiple is multiplied by the Manufacturer's Cost. For the purposes hereof, the "Multiple" shall, in a given calendar year, be

     (i) ***** in respect of all components of the Purchase Price other than that amount (the "Reader Amount") of the Manufacturer's Costs relating to monies and other consideration paid by IMI to the suppliers, contractors, and/or subcontractors of the colour measurement instrument (the "Reader"), if royalties are paid pursuant to Section 4.1.1(a) in the year in which the Licensed Product is shipped to MCNEIL;

     (ii) ***** in respect of all components of the Purchase Price other than the Reader Amount, if royalties are paid pursuant to Section 4.1.1(b) in the year in which the Licensed Product is shipped to MCNEIL;

     (iii) ***** in respect of all components of the Purchase Price other than the Reader Amount, if royalties are paid pursuant to Section 4.1.1(c) in the year in which the Licensed Product is shipped to MCNEIL; and

     (iv)  ***** for the Reader Amount, *****

     If the Multiple for a given Manufacturer's Cost is based upon a particular level and expectation of Annual Sales in a given calendar year giving rise to a calculation based (and, therefore, a particular royalty rate pursuant to Section 4.1.1), and if it is subsequently determined that the royalty rate for such year is different, then IMI shall, after it is determined what the royalty rate in respect of such year is, shall make such payments to MCNEIL to adjust for the prior payment, without interest. ***** Subject to the terms hereof, MCNEIL shall be able to consult with IMI in connection with any problems arising in connection with service, regulatory or cost of goods issues associated with the manufacture of Licensed Products. However, if IMI ceases to supply any Licensed Products to MCNEIL, no Administration Charge or Minimum Administration Charge shall be payable to IMI.

8.2 The Purchase Price will be F.O.B. IMI's place of manufacture or supply and will be inclusive of all imprinting and bulk packaging costs.

8.3 MCNEIL shall pay all actual freight, insurance and government sales tax imposed on purchases of finished goods for resale, and import and export duties and other fees and costs incurred in connection with the importation, sale and shipment of the Licensed Product to MCNEIL. Risk of loss shall belong to MCNEIL when such goods are provided to the carrier designated by MCNEIL responsible for transporting the Licensed Product from IMI's place of manufacture or supply.

8.4 Payments to IMI for the Purchase Price of the Licensed Product shall be made by MCNEIL within thirty (30) days after the earlier of (i) the date of shipment thereof to the destination specified by MCNEIL and (ii) the date of shipment contemplated in the original purchase order or commitment provided by MCNEIL as contemplated in Sections 6.3 and 6.4 (if the Licensed Products are available for shipment but MCNEIL requests that delivery be delayed for any reason), except as to the Licensed Product orders which do not conform to the Specifications.

         8.5 IMI and MCNEIL shall cooperate in identifying and implementing raw material and manufacturing improvements that result in increased Licensed Product production efficiencies and capabilities, subject to ensuring that such improvements are in compliance with applicable regulatory and governmental approvals and permits. ***** The Purchase Price for the Licensed Product shall be adjusted accordingly to reflect any such cost savings/improvements and shall be effective upon the implementation of such improvements. *****

8.6      *****

                                   ARTICLE IX

                             PACKAGING AND LABELING

9.1 All Licensed Product supplied by IMI to MCNEIL shall be in the finished goods format as set out in the Specifications, including, but not limited to, package sizes, shapes and formats. MCNEIL will work with IMI to develop packaging and labeling that is suitable and in compliance with applicable government and regulatory regulations and requirements. MCNEIL has the discretion to establish Specifications for packaging, labeling, and finished goods format provided that such Specifications would conform to the foregoing regulations and requirements. MCNEIL shall be responsible for ensuring that such Specifications are in compliance with the foregoing regulations and requirements.

9.2 IMI agrees to mark, affix, label or otherwise use MCNEIL's trademarks, tradenames and tradedresses on the Licensed Products and its bulk packaging in such manner as MCNEIL may reasonably request and, in this regard, IMI is hereby granted a non-exclusive license, sublicensable to all of IMI's manufacturers and suppliers, to use the same for such purpose. IMI shall not use any markings, logos, legends, labels or notices whatsoever on the Licensed Product or its packaging except as may be authorized in advance in writing by MCNEIL. MCNEIL shall reimburse IMI for all costs associated with matters contemplated in this Section.

                                    ARTICLE X

                                   INSPECTION

10.1 Acceptance of the Licensed Product ordered by MCNEIL shall be subject to inspection and approval by MCNEIL's quality assurance personnel or such other technical representatives as MCNEIL may select, with respect to whether each order of the Licensed Product conforms to the applicable Specifications.

10.2 MCNEIL shall, as promptly as practical, but not more than fifteen (15) working days after actual receipt of a Licensed Product order, notify IMI of its disapproval, if any, of samples of the Licensed Product inspected and its non-acceptance of the Licensed Product order in the event MCNEIL is of the opinion that a Licensed Product sample fails to conform to the Specifications. The foregoing time period is not intended to include Licensed Product which contains a latent defect which has not been caused by MCNEIL.

10.3 IMI shall, within thirty (30) days after it is determined that any Licensed Product does not conform to the applicable Specifications, replace any Licensed Product not conforming to the applicable Specifications (unless such defect is due to any negligent or wrongful act or omission by MCNEIL or its agents or subcontractors). If MCNEIL shall previously have paid for the Licensed Product being replaced, then the replacement shall be at IMI's cost and expense, including shipping costs. MCNEIL's remedy for the delivery by IMI of Licensed Product which does not conform to the Specifications and which has not caused damages to any third party is to require that IMI replace such Licensed Product. If MCNEIL shall not have previously paid for the Licensed Product being replaced, then MCNEIL shall be obliged to pay for the replacement

Licensed Product on the same terms and conditions as if originally delivered in accordance with the Specifications. IMI shall be responsible for all costs related to the return or destruction of the nonconforming Licensed Product. Notwithstanding the foregoing, any non-conformance relating to the performance of the Licensed Product in accordance with the Specifications shall be reported to IMI within the time period set out in Section 10.2.

10.4 If MCNEIL alleges that any Licensed Product does not conform to the applicable Specifications. it shall give written notice thereof to IMI as herein contemplated, which notice shall contain such information as required by the "Non-Conforming Notice" attached as Appendix L. MCNEIL shall not return any such Licensed Product to IMI or its manufacturer except as permitted hereunder. Upon receipt by IMI of the Non-Conforming Notice, IMI shall deliver to MCNEIL a "returned goods authorization form" attached as Appendix M, executed by IMI, containing instructions and directions as to the disposition of the Licensed Product which MCNEIL alleges does not conform to the applicable Specifications. If IMI requires that such products be returned or destroyed by MCNEIL, such return or destruction shall be at IMI's expense including shipping costs.

10.5 MCNEIL's right to inspect and right to replacement of the Licensed Product not conforming to applicable Specifications shall not preclude MCNEIL from exercising or enforcing any other rights or remedies it may have to redress any loss or damage resulting from IMI's failure to timely supply the Licensed Product conforming to the Specifications.

                                   ARTICLE XI

                           WARRANTIES AND INDEMNITIES

11.1 IMI warrants that it has the unencumbered right to convey the rights granted by this Agreement.

11.2 IMI warrants that all Licensed Product when supplied to MCNEIL shall conform to and shall be produced in compliance with all relevant US FDA requirements and with all applicable Canadian federal, provincial, and local government and regulatory requirements and the Specifications.

11.3 IMI warrants that, to its knowledge as of the Effective Date (without having made any additional enquiries beyond its actual knowledge), the manufacture, importation, use and sale of the Professional Product (in its currently intended embodiment) does not infringe the patents of any third party in Canada.

11.4 IMI represents and warrants that the intellectual property rights licensed or made available to MCNEIL hereunder are all intellectual property rights owned by IMI or to which IMI has a valid license that relate to the Licensed Technology.

11.5 IMI warrants that it has not granted any license, right or interest in or to any Licensed Product, or any method of manufacture thereof, to any third party relating to Licensed Products which are to be marketed in the Territory, other than licenses for the purposes of manufacturing for IMI.

11.6 IMI agrees to indemnify and hold MCNEIL and its Affiliates harmless against any action, claims, damages, injuries, losses, costs and expenses (including reasonable attorney's fees and disbursements) arising from or alleged or claimed to arise from (i) personal injury, death or property damage sustained by any person resulting from any intentionally wrongful act or omission or sole negligence of IMI or its employees or agents in performing services specified in this Agreement; (ii) personal injury, death or property damage sustained by any person resulting from use of the Licensed Product manufactured or supplied by IMI unless such arises solely from a negligent or intentionally wrongful act or omission by MCNEIL or its Affiliates, employees or agents; or (iii) any material breach by IMI of its obligations or warranties under this Agreement.

11.7 MCNEIL agrees to indemnify and hold IMI and its Affiliates harmless against any actions, claims, damages, injuries, losses, costs and expenses (including reasonable attorney's fees and disbursements) arising from or alleged or claimed to arise from (i) any material breach by MCNEIL of its obligations or warranties under this Agreement; or (ii) personal injury, death or property damage sustained by any person resulting from any intentionally wrongful act or omission or sole negligence of MCNEIL or its Affiliates, employees or agents.

11.8 A party seeking indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such party will claim indemnification pursuant to this Agreement provided that the failure to so notify will relieve the indemnifying party from liability to the extent it has been prejudiced by such failure.

11.9 IMI recognizes that MCNEIL and its Affiliates have been actively involved in investments and developments in the fields of cardiac risk assessment and cardiac health and in the investigation of entries into such fields. MCNEIL and its Affiliates intend to continue with such activities and make no representation or warranty that it will be able to successfully market any Licensed Product under this Agreement or that Licensed Product will be the exclusive means by which MCNEIL and its Affiliates may participate in these fields. IMI agrees that the activities and services that MCNEIL undertakes under Sections 2.4 and 2.5, the royalties provided for in Article III, and the other covenants of MCNEIL contained in this Section 11.9, herein, are full consideration for the licenses granted herein. Furthermore, all business decisions including, without limitation, the sale, price and promotion of Licensed Product in the Territory and the decision whether to sell a particular Licensed Product shall be within the sole discretion of MCNEIL. IMI and MCNEIL further agree that the activities and services that MCNEIL undertakes under Sections 2.4 and 2.5 and the termination provisions provided for under Section 17.4, herein, are in lieu of any obligation of any specific level or standard of efforts to be used by MCNEIL in the marketing of Licensed Products.

11.10 Except for the express warranties or representations contained in this Agreement, each party hereby disclaims all warranties, conditions or representations, express, implied or statutory, to the other party hereto, with respect to any products, services, content or other materials provided by such party hereunder relating to merchantability or fitness for a particular purpose other than in respect of such uses and purposes as are permitted under applicable regulatory licenses. Notwithstanding any other provision hereof, under no circumstances shall either party be liable to the other for any consequential, incidental, indirect, punitive or special damages arising from or in any way out of this Agreement or the services to be provided hereunder, however caused, whether arising under a theory of contract, tort (including without limitation negligence) or otherwise including without limitation damages for lost profits, revenues, business or goodwill, whether or not such party has been advised of the possibility of such damages.

11.11 The provisions and obligations of this Article XI shall survive expiration or any termination of this Agreement.

                                   ARTICLE XII

                                    INSURANCE

12.1 IMI shall obtain and maintain at all times during the term of this Agreement Comprehensive General Liability Insurance, including Products Liability, ***** IMI shall provide MCNEIL with a Certificate of Insurance evidencing this coverage within thirty (30) days following written request by MCNEIL.

                                  ARTICLE XIII

                                 PRODUCT RECALLS

13.1 In the event of a recall of the Licensed Product required by a governmental agency or authority of competent jurisdiction or if recall of the Licensed Product is considered by MCNEIL to be advisable, such recall shall be promptly implemented and administered by MCNEIL in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices. The costs of any such recall shall be borne by the party or parties whose actions caused the recall to be necessary (provided that if the recall is initiated by MCNEIL in circumstances where it considers that such recall is advisable but where the recall is not suggested by governmental agency or authority of competent jurisdiction or due to non-compliance with applicable Specifications, the costs of such recall shall be borne by MCNEIL).

13.2 The provisions and obligations of this Article XIII shall survive any termination of this Agreement.

                                  ARTICLE XIV

                             PATENTS AND TRADEMARKS

14.1 IMI agrees to prosecute or cause to be prosecuted the applications for patents included in the Licensed Patents, maintain such Licensed Patents, and defend, at its option, against any action by any third party for invalidation or revocation of any Licensed Patent. IMI shall notify MCNEIL in the event IMI (A) decides to abandon or discontinue the prosecution in the Territory of any patent application included in the Licensed Patents; (B) decides not to pay the maintenance fee in the Territory due on any patent application or patent included in the Licensed

Patents; or (C) decides not to defend against any action by any third party for invalidation or revocation of any patent application or patent included in the Licensed Patents insofar as such Licensed Patents relate to the Territory. Such notice to MCNEIL shall be sufficiently in advance of any abandonment, discontinuance, maintenance fee due date, or response date so as to give MCNEIL reasonable time to consider and exercise the following option:

     14.1.1 MCNEIL shall have the option, exercisable upon written notice to IMI, to assume full responsibility for the prosecution of the affected application in the Territory, to pay the maintenance fees due on the patent application or patent in the Territory, or to defend against such third party action insofar as such action relates to the Territory. In such circumstances, IMI agrees to assign to MCNEIL any such subject patent or patent application.

14.2 If IMI or MCNEIL become aware of any infringement in the Territory by a third party of any issued patent included in Licensed Patents, that party shall promptly notify the other party in writing to that effect. IMI shall have the right, but not the obligation, to initiate a suit relating to such infringement. If IMI determines to initiate such a suit, IMI shall bear all the expenses of any suit brought by it and shall retain all damages or other moneys awarded or received in settlement of such suit. MCNEIL will cooperate with IMI in any such suit and shall have the right to consult with IMI and be represented by its own counsel at its own expense.

     14.2.1 If, after the expiration of said one hundred and twenty (120) days from the date of said notice, IMI has not obtained a discontinuance of such infringement, or brought suit against the third party infringer, then MCNEIL shall have the right, but not the obligation, to bring suit against such infringer and join IMI as a party plaintiff, provided that MCNEIL shall bear all the expenses of such suit (and shall reimburse IMI for all expenses

     (excluding legal expenses) incurred by it in connection with such suit, if any) and shall retain all damages or other moneys awarded or received in settlement of such suit. Any such suit shall relate solely to the Territory and shall not extend to any territory outside the Territory. IMI will cooperate with MCNEIL in any suit for infringement in the Territory of any infringement of a patent of the Licensed Patents brought by MCNEIL against a third party, and shall have the right to consult with MCNEIL and to participate in and be represented by independent counsel in such litigation at its own expense (except as contemplated in the immediately preceding sentence or if IMI's involvement in such litigation is necessary as a result of MCNEIL having initiated the suit). MCNEIL shall incur no liability to IMI as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding the patent invalid or unenforceable.

14.3 In the event IMI or MCNEIL learn that the making, using or selling of Licensed Product infringes, will infringe or is alleged by a third party to infringe, in the Territory, a third party patent, the party becoming aware of same shall promptly notify the other. IMI and MCNEIL shall thereafter attempt to agree upon a course of action which may include: (a) modifying of the Licensed Product or its use and manufacture so as to be non-infringing; or (b) obtaining a license or assignment from said third party. In the event IMI or MCNEIL cannot agree on modifying the Licensed Product pursuant to the foregoing sentence, (and whether or not IMI or MCNEIL have received notice from a third party alleging that the making, importing, using or selling of Licensed Product infringes or will infringe, in the Territory, a third party patent), IMI shall in the first instance have the right to negotiate with said third party for such license or assignment in a territory including the Territory. In the event that such negotiation results in a consummated agreement, then (i) all costs associated with any lump sum payment and/or royalties to be paid thereunder shall, when paid, be shared equally by IMI and MCNEIL and (ii) such licensed patents shall be included in the definition of Licensed Patents only to the extent that such licensed patents relate to the measurement of skin cholesterol. *****

14.4 MCNEIL and its Affiliates may advertise, promote, market and sell the Licensed Product in the Territory under any trademark(s), tradename(s) and tradedress of their own choosing provided that they have rights at law to use such trademark(s), tradename(s) and tradedress. IMI shall not acquire any right, title or interest whatsoever in or to any such trademark(s), tradename(s) or tradedress by virtue of such use by MCNEIL and its Affiliates. So long as MCNEIL or its Affiliates shall have any interest in and to any such trademarks, tradenames or tradedress, whether as proprietor, owner, licensee, or licensor in any country of the world, IMI shall not adopt, use, apply for registration, register, own or acquire any such trademarks, tradenames or tradedress, or any mark, name or tradedress confusingly similar thereto, in any state or country of the world.

14.5 In the event MCNEIL or IMI learn that any MCNEIL trademark, tradename or tradedress used in connection with the advertising, promotion, marketing or sale of the Licensed Product in the Territory is being infringed by a third party, it shall promptly notify the other of such infringement. MCNEIL shall exclusively be responsible for taking any action to terminate such infringement of their respective trademarks at their sole discretion.

                                   ARTICLE XV

                                 CONFIDENTIALITY

15.1 Disclosures of confidential information hereunder by either party to the other shall be made in writing (or confirmed in writing within one month if made in another form), and shall be clearly marked "Confidential". Such confidential information shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to recipient's employees or independent contractors who agree in writing to conditions equivalent to those in this Article XV and who have a need to know the information for the purposes specified under this Agreement, subject to the provisions of Section 15.3. All confidential information shall remain the property of and be returned to the disclosing party within thirty (30) days of receipt of a written request by the disclosing party, or within thirty (30) days of termination of this Agreement. However, each party's counsel may retain one copy of these documents for archival purposes to be used to monitor compliance herewith and in respect of any litigation relating to the provisions of this Agreement including the provisions of this Article. All confidential information shall only be used for the purposes contemplated in this Agreement. These mutual obligations of confidentiality shall not apply to any information that:

          (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation by the recipient to the disclosing party; or

          (ii) was already known to the recipient as evidenced by prior written documents in its possession; or

          (iii) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

          (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; or

          (v) has been approved in writing for publication by each of the parties.

15.2 Notwithstanding the restrictions of Section 15.1 hereinabove, IMI and MCNEIL may disclose such portions of the confidential information that:

          (i) are provided to third parties under appropriate terms and conditions including confidentiality provisions equivalent to those in this Agreement for consulting, manufacturing development, manufacturing, external testing and marketing trials with respect to the Licensed Products; or

          (ii) are used with the consent of the disclosing party (which consent shall not be reasonably withheld) in applications for patents or copyrights under, and as specifically permitted under, the terms of this Agreement; or

          (iii) are required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of Licensed Products; or

          (iv) are otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; or

          (v) are product-related information that is reasonably required to be disclosed in connection with marketing of Licensed Products.

In making such disclosures under this Section 15.2 (other than pursuant to subsection (i) thereof), the disclosing party shall obligate the recipient to secrecy, if possible.

15.3 Notwithstanding the restrictions of Section 15.1 hereinabove, MCNEIL and IMI may disclose confidential information to their employees, consultants, advisors and subcontractors who are engaged directly or indirectly in the manufacture, use or sale of the Licensed Product who have first been instructed to maintain such confidential information in confidence and who have agreed in writing to conditions equivalent to those in this Article XV. For the avoidance of doubt, however, MCNEIL and IMI shall be free to disclose the existence of this Agreement and the nature of the licenses granted hereunder to its Affiliates and prospective sublicensees with an appropriate obligation of confidentiality and non-use.

15.4 With respect to information disclosed on or after the Effective Date between MCNEIL and IMI under the provisions of this Agreement, the provisions of the Agreement shall govern and prevail. In the event of any conflict between this Agreement and the Confidentiality Agreement, with respect to information disclosed on or after the Effective Date, the terms of this Agreement shall govern and prevail.

15.5 The conditions and restrictions of this Article XV shall remain in force during the term of this Agreement and for ten (10) years thereafter, surviving the termination of this Agreement.

                                  ARTICLE XVI

                            CONTRACTUAL RELATIONSHIP

16.1 The relationship of the parties under this Agreement is that of independent contractors and not as agents of each other or partners or joint venturers, and neither party shall have the power to bind the other in any way with respect to any obligation to any third party unless a specific power of attorney is provided for such purpose. Each party shall be solely and exclusively responsible for its own employees and operations.

                                  ARTICLE XVII

                              TERM AND TERMINATION

17.1 This Agreement shall become effective upon the Effective Date. The Agreement shall remain effective, subject to any renewals, in full force and effect until it expires on the day following the fifteenth (15th) anniversary of the Effective Date unless earlier terminated in accordance with any of the provisions of this Article XVII.

17.2 This Agreement may be renewed for an additional five (5) year period, unless earlier terminated in accordance with any of the provisions of this
Article XVII. The parties will complete the negotiation of terms for such renewal at least 180 days prior to the expiration of this Agreement.

17.3 MCNEIL may terminate *****

17.4 IMI may terminate:

     17.4.1 the provisions of this Agreement relating to the Professional Field if:

              i)    *****

              ii)   *****

              iii)  *****

     17.4.2 the provisions of this Agreement relating to the Consumer Field if:

              i)    *****

              ii)   *****

              iii)  *****

     17.4.3 the provisions of this Agreement relating to the Nutraceutical Field if:

              i)    *****

              ii)   *****

              iii)  *****

     17.4.4 the provisions of this Agreement relating to the Laboratory Field if:

              i)    *****

              ii)   *****

17.5 IMI may terminate this Agreement, except as limited hereinafter, immediately upon written notice, in the event:

     17.5.1 MCNEIL fails to make any payment due and owing within fifteen (15) days after notice thereof; or

     17.5.2 MCNEIL commits a breach of any material provision of this Agreement that is not cured within sixty (60) days after notice thereof if such breach is curable.

17.6 MCNEIL may terminate this Agreement immediately upon written notice in the event IMI commits a breach of any material provision of this Agreement which is not cured within sixty (60) days after notice thereof.

17.7 The rights of termination set forth in Sections 17.5 and 17.6 hereinabove, however, cannot be exercised by IMI or MCNEIL, as the case may be, if at any time during said sixty (60) day period, MCNEIL or IMI, as the case may be, advises the other party in writing that it challenges the alleged payment owed or the alleged breach. In such event, the parties will negotiate in good faith to resolve the dispute concerning the alleged payment owed or the alleged breach.

17.8 Either party may terminate this Agreement if the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or files a voluntary petition of bankruptcy in any court of competent jurisdiction, or shall make or execute an assignment of substantially all its assets for the benefit of creditors. However, the parties agree that IMI has transferred exclusive, proprietary rights and interest in the Licensed Patents in the Territory to MCNEIL under this Agreement.

17.9 Termination of this Agreement for any cause shall not release either party from any obligation theretofore accrued.

17.10 The failure on the part of either party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right, or any other right conferred hereunder, nor operate to bar the exercise or enforcement thereof at any time thereafter.

17.11 Upon termination of this Agreement for any reason,

      17.11.1 IMI shall fill all binding orders of MCNEIL for the Licensed Product which were placed prior to the date of notice of termination given by IMI pursuant to this Agreement (or place prior to the effective date of the termination if notice is given by MCNEIL hereunder), unless otherwise instructed by MCNEIL; and -.

      17.11.2 MCNEIL shall have the right to sell any Licensed Product in its inventory provided MCNEIL pays to IMI the applicable royalty, if any. This
      Section 17.11 shall survive termination or expiration of this Agreement.

                                 ARTICLE XVIII

                            MISCELLANEOUS PROVISIONS

18.1 The rights and obligations of IMI and MCNEIL under this Agreement are personal thereto and neither party shall have the right to sublicense, assign, transfer or delegate, in whole or in part, any of its rights or obligations hereunder to any third party without the prior written consent of the other party except that either party may assign this Agreement to any Affiliate provided that the assignor guarantees all of the covenants and obligations of such Affiliate arising pursuant to such assignment.

18.2  {intentionally deleted}

18.3 Notwithstanding Section 18.1, MCNEIL shall have the right to sublicense all or part of its rights and obligations under this Agreement only to its Affiliates (which shall not have the right to further sublicense such rights and obligations) upon sixty (60) days prior written notice to IMI, provided that in any event MCNEIL guarantees all of the covenants and obligations of such Affiliate arising pursuant to such sublicense.

18.4 The illegality, invalidity, or otherwise voidability or unenforceability of any provision of this Agreement shall not impair, affect or invalidate the other provisions of this Agreement. In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect. The parties shall replace such illegal or invalid provisions with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement, and in particular, the provision to be replaced.

18.5 Any notice required or permitted under this Agreement shall be deemed to have been sufficiently provided and effectively made (i) as of the delivery date if hand-delivered in person or by a reputable courier service, (ii) as of the delivery date if delivered by facsimile transmission (provided that if the transmission occurs on a day other than a day on which the main branches of chartered banks are open for business in the City of Toronto or after 5:00 p.m. on any day, then the facsimile transmission shall be deemed to be delivered on the next day on which such branches are open for business in the City of Toronto), or (iii) as of the fifth day following the mailing date if mailed by registered mail, postage-prepaid, and addressed to the receiving party at the following respective address:

MCNEIL PDI INC.
MCNEIL CONSUMER HEALTHCARE
890 Woodlawn Road West
Guelph, Ontario
NIK lA5
Attn:  President
Facsimile:  519-826-6302

With a copy to:
JOHNSON & JOHNSON
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn:  Chief Patent Counsel
Facsimile:    732-524-2808

IMI INTERNATIONAL MEDICAL INNOVATIONS INC.
Suite 300
4211 Yonge Street
Toronto, Ontario
M2P 2A9
Canada
Attn:  Chief Financial Officer
Facsimile:    (416) 222-4533

or such other address which the receiving party has given notice pursuant to the terms of this Section 18.5.

18.6 Neither party shall, without the other party's prior written consent, make any announcement or other disclosure regarding this Agreement or that any business relationship exists between the parties except as may be required pursuant to applicable securities legislation (as interpreted and advised in good faith by counsel to the disclosing party).

18.7 This Agreement represents the entire understanding between MCNEIL and IMI, and supersedes all other understandings and agreements, express or implied, not specifically referenced and incorporated herein, concerning the Licensed Product. Any modification of this Agreement to be effective must be in writing, specifically refer to this Agreement, and be signed by both parties.

18.8 Any delays in or failures of performance by a party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of terrorism, acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers;

fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

18.9 This Agreement shall be interpreted and applied in accordance with the laws of the Province of Ontario, Canada. The parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of such province.

18.10 Il est convenu par le present acte que les deux parties demandent que ce contrat et tout avis, consentement, autorisation, communication et approbation soient rediges en langue anglaise. It is hereby agreed that both parties specifically require that this Agreement and any notices, consents, authorizations, communications and approvals be drawn up in the English language.

18.11 The parties agree that time shall not be of the essence of this Agreement or any matter contemplated herein other than the provisions of Article XV II.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

McNEIL PDI INC.

(acting through its McNEIL Consumer Healthcare division on behalf of McNeil PDI Inc.)

By: /s/ Jerry Norsky
    --------------------------------
    Name: Jerry R. Norsky
    Title: President
    Authorized Signing Officer

IMI INTERNATIONAL MEDICAL INNOVATIONS INC.

By: /s/ Brent Norton
   ---------------------------------

     Name: B. Norton
     Title:President and C.E.O.
     Authorized Signing Officer

                                   APPENDIX A

               Clinical Development Program for Cholesterol 1,2,3
                               Professional System

Clinical Trials in Progress

     1. Non-Invasive Evaluation of Skin Cholesterol Levels with Avasimibe Therapy (A-Plus)
               .    250 patients, 10 sites
               .    Assess the effect of Avasimibe on Cholesterol 1,2,3 values over time
     2. To Determine Whether Skin Cholesterol Can be Used to Measure Compliance with Statin Therapy (Statin Compliance)
               .    100 patients, 1 site (The Cleveland Clinic Foundation,
                    Cleveland, Ohio)
               .    To determine if Cholesterol 1,2,3 can monitor a response to statin therapy
     3.   Multi-Ethnic Study of Atherosclerosis (MESA)
               .    6500 patients, 6 sites (Currently Cholesterol 1,2,3 is used at only one site (John's Hopkins) but may be expanded to others)
               .    To assess ethnic, age, and gender differences in subclinical disease prevalence, risk of disease progression and clinical
                    CVD
     4. To Determine whether Skin Cholesterol Measurement in Children with Hyperlipidemia is Elevated (Pediatric)
               .    50 patients, I site (St. Joseph's Hospital, Hamilton
                    Ontario)
               .    To determine if' hyperlipidemic children have higher skin
                    cholesterol levels than nomolipidemic children
     5. Non-Invasive Evaluation of Skin Cholesterol levels with Warfarin Therapy (Wave)
               .    200 patients, I site (The Hamilton General Hospital,
                    Hamilton, Ontario
               .    Patients are placed on Warfarin therapy. Skin Cholesterol is tested at baseline and after one and 2.5 years to see whether skin cholesterol can predict cardiac events

--------------------------------------
Trials under IMI's Control
  .  Statin Compliance - In Progress
     (degree)Completed Q3/2002
     (degree)Results Q4/2002
  .  Pediatric - In Progress
     (degree)Completed Q3/2002
     (degree)Results Q4/2002
  .  Wave - In Progress
     (degree)Completed Q2/2003
     (degree)Results Q3/2003
--------------------------------------

--------------------------------------
Trials not under IMI's Control
  .  A-Plus-In Progress
     (degree)Completed Q3/2003
     (degree)Results Q4/2003
  .  MESA - In Progress
     (degree)Completed 2010
     (degree)Results 2010
--------------------------------------

                                   APPENDIX B

               Skin Cholesterol Consumer Product Development Plan

          *****

                                   APPENDIX B

               Skin Cholesterol Consumer Product Development Plan

Products Under Development

*****

                                   APPENDIX C

                          IMI Patent Estate and Status

------------------------------------------------------------------------------------------------------------------------------------
Patent         Official Filing Title              Inventors          Jurisdiction   Patent        Filing Date         Expiry Date
Status                                                                              Number
------------------------------------------------------------------------------------------------------------------------------------
Granted   Method for Visual Indication of   Jury M. Lopukhin,       United States  5,489,510   Feb 9, 1993         Feb 6, 2013
          Cholesterol on Skin Surface       Viktor V. Zuevsky,
          Agents Used Therefore and         Alexander B. Rabovsky,
          Methods for Producing             Irina P. Andrianov
------------------------------------------------------------------------------------------------------------------------------------
Granted   Method for Producing              Jury M. Lopukhin,       United States  5,587,295   July 19, 1994       Dec 24, 2013
          Affino-enzymatic Compounds and    Viktor V. Zuevsky,
          Visualizing Agent and             Alexander B. Rabovsky,
          Application Thereof               Irina P. Andrianov
------------------------------------------------------------------------------------------------------------------------------------
Granted   Method for Producing              Jury M. Lopukhin,       Canada         1,335,968   January 19, 1989    June 20, 2012
          Affinity-enzymatic Compounds for  Viktor V. Zuevsky,
          Visual Indication of Cholesterol  Alexander B. Rabovsky,
          on Skin Surface                   Irina P. Andrianov
------------------------------------------------------------------------------------------------------------------------------------
Granted   Method of Producing               Jury M. Lopukhin,       Europe         0 338 189   January 19, 1988    April 24, 2013
          Affinity-enzymatic Compounds for  Viktor V. Zuevsky,
          the Visual Detection of           Alexander B. Rabovsky,
          Cholesterol on the Surface of     Irina P. Andrianov
          the Skin of a Patient based on a
          Detecting Agent with any
          Affinity for Cholesterol and a
          Visualizing Agent
------------------------------------------------------------------------------------------------------------------------------------
Granted   Multilayer Analytical Element     Alexander M. Maleev     Australia         702663   December 14, 1995   December 14, 2015
------------------------------------------------------------------------------------------------------------------------------------
Granted   Multilayer Analytical Element     Alexander M. Maleev     Korea          97-704028   December 14, 1995   December 14, 2005
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Patent        Official Filing Title           Inventors          Jurisdiction     Patent      Filing Date        Expiry Date
Status                                                                            Number
-----------------------------------------------------------------------------------------------------------------------------
Granted    Method of Determining Skin     Alexander S. Parfenov   USA          6,365,363    August 20, 1999    April 2, 2019
           Tissue Cholesterol             Jury M. Lopukhin
-----------------------------------------------------------------------------------------------------------------------------
Pending    Multilayer Analytical Element  Alexander M. Maleev    PCT           CA95/00698   December 14, 1995  N/A
                                                                 Brazil        PI95/0038-5
                                                                 Canada        2,207,555
                                                                 China         95197367.3
                                                                 Europe        95940097.9
                                                                 Japan         HE1-8-57984
                                                                 Mexico        974469
                                                                 USA           08/849,252
-----------------------------------------------------------------------------------------------------------------------------
Pending    *****                          Alexander S. Parfenov  PCT           RU98/00010   January 26, 1998   N/A
                                          Jury M. Lopukhin       Brazil        PI9807594-2
                                                                 Europe        98901608.4
                                                                 Japan         10-536529
                                                                 Canada        2281769      February 20, 1997
                                                                 Russia        97102570
-----------------------------------------------------------------------------------------------------------------------------
Pending    *****                          Michael Evelegh        PCT           CA00/00918   August 4, 2000     N/A
                                                                 Australia
                                                                 Brazil        PI0013096-6
                                                                 China
                                                                 Europe        00954181.4
                                                                 India
                                                                 Japan         2001-515964
                                                                 Russia
                                                                 USA           09/830708
-----------------------------------------------------------------------------------------------------------------------------

                                   APPENDIX D

                              IMI Trademark Status

---------------------------------------------------------------------------------------------------
   Pending               Mark                 Date Filed          Application #         Status
---------------------------------------------------------------------------------------------------
Canada              Cholesterol 1,2,3         02/22/2000            1,047,894           Granted
---------------------------------------------------------------------------------------------------
United States       Cholesterol 1,2,3         03/21/2000            76/006,213          Pending
---------------------------------------------------------------------------------------------------
European Union      Cholesterol 1,2,3         07/10/2000            001747344           Granted
---------------------------------------------------------------------------------------------------

                                   APPENDIX E

                       Professional Product Specifications

     *****

                                      *****
                                   APPENDIX J
                    J&J Corporate Quality Systems Regulations

     *****

                                   APPENDIX K

                        Price Schedule for X-Rite Reader

                                      *****

                                   APPENDIX L

                           Statement of Non-Conformity

     *****

                                   APPENDIX M

                          Returned Goods Authorization

To: McNeil Consumer Healthcare

--------------------------------------------------------------------------------------------------------------

                                           Product
    Quantity         Product Code        Description       Lot #       Details          Action/Disposition

--------------------------------------------------------------------------------------------------------------











--------------------------------------------------------------------------------------------------------------


Description of Action Required

Authorized By:

Date:  ____________